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                                           NEWS RELEASE
                                           ------------

                                           Contacts:

                                           Jean-Marie Vogel
                                           President and Chief Executive Officer
                                           (508) 357-7535

                                           John M. Camuccio
                                           President, Medical Business
                                           (508) 357-7508

                                           Philip V. Holberton
                                           Chief Financial Officer
                                           (508) 357-7608


                   BIOSEPRA TO SELL CHROMATOGRAPHY OPERATIONS
                        TO FUND MEDICAL DEVICE BUSINESS

MARLBOROUGH, Mass., April 15, 1999 - BioSepra Inc. (OTC Bulletin Board: BSEP) announced today that it has entered into a definitive agreement to sell its biopharmaceutical drug purification and research consumable businesses to Life Technologies (OTC Bulletin Board: LTEK) for $12 million in cash, subject to certain adjustments at closing. The closing is expected to occur within 60 days and is subject to the satisfaction of certain closing conditions.

Jean-Marie Vogel, president and CEO of BioSepra says: "This transaction is a. key step in the execution of our previously announced plans to totally change our business strategy. In the last few years, we have developed the ability to apply our platform microsphere technology to the treatment of certain types of hypervascularized tumors. The net proceeds from the sale will be used to develop and market products for this and other medical applications." Mr. Vogel continued, "1 am convinced that this change in strategy can best be implemented by a new management team headed by someone recognized for his success in our new field. John Camuccio, former general manager of Boston Scientific's Urology Division, Microvasive, joined us earlier this year to lead this team."

"As I said when I joined the company, I believe that we have a very exciting opportunity, stated Mr. Camuccio. "In January we acquired 51% interest in Biosphere Medical S.A., our former distributor, whose Embosphere(R) microsphere products are protected by our patented bead technology and are


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already CE mark approved and marketed in Europe for the treatment of hypervascularized tumors. Hypervascularized tumors occur in many parts of the body including the liver, brain, uterus and spinal cord. They may be malignant or benign. Tumors become highly vascularized as a consequence of their unregulated growth, forcing the body to produce additional vessels for nourishment," explains Mr. Camuccio. "Injection of microspheres into these blood vessels occludes blood flow (embolization), causing tumors to a trophy. We are continuing to develop this technology for the treatment of uterine fibroids, which afflict 5,000,000 women in the United States alone. We are actively working toward gaining regulatory approval in the U.S. to take full advantage of the growing and significant embolization market."

This press, release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this release are the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products, to successfully develop and commercialize the Embosphere(R) technology for uterine fibroid embolization and other applications, to provide patent and other proprietary protection for the Company's products and to garner the necessary U.S. regulatory approvals for such technology; the absence of, or delays and cancellations of, product orders; the delay in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds, if needed, to finance the development, marketing and sale of its products; general economic conditions; the ability of the company to close the sale of its chromatography business to Life Technologies; as well as those risk factors detailed in the periodic reports fled by the Company with the Securities and Exchange Commission.

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